Exhibit 99.1

Carmell Therapeutics Announces Merger with Axolotl Biologix, a Profitable Regenerative Medicine Company

July 27, 2023

PITTSBURGH, PA & FLAGSTAFF, AZ (BUSINESS WIRE): Carmell Therapeutics Corporation (Nasdaq: CTCX) (“Carmell”), a regenerative medicine company today announced the execution of a definitive agreement and plan of merger (the “Merger Agreement”) with Flagstaff-based Axolotl Biologix, a profitable regenerative medicine company developing products for active soft tissue repair, aesthetics and orthopedic indications (“Axolotl”).

Axolotl Highlights:

•	Axolotl designs, develops and sells human amnion-based allograft products for active soft tissue repair, aesthetics and orthopedic indications.

•	Axolotl’s marketed products meet all criteria for regulation under section 361 of the PHS Act and 21 CFR part 1271 as recommended by the FDA Tissue Reference Group (TRG).

•	In Q2 2023, two of Axolotl’s products were added to CMS Part B Drug and Biological Average Sales Price pricing files.

•	Axolotl is also enrolling a Phase I/II clinical trial for Ankle Osteoarthritis and developing a topical cosmeceutical for skin rejuvenation.

•	In Q2 2023, Axolotl became a preferred vendor via a national pricing contract with one of the 3 largest group purchasing organizations, which serves over 1,500 hospitals in the United States.

•	As of June 30, 2023, Axolotl achieved approximately $50 million in unaudited trailing 12-month (“TTM”) net revenue and approximately $5 million in unaudited TTM EBITDA from the sales of its products.

Transaction Details:

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Per the terms of the Merger Agreement, Axolotl’s shareholders will receive $65 million in Initial Equity Value (structured as $8 million in cash and $57 million in CTCX stock at Closing), plus up to $75 million in potential Milestone Equity Payments (structured as 12% cash and 88% in CTCX stock) linked with the achievement of certain revenue and business milestones.

•	Shares received by Axolotl’s shareholders in the Merger Agreement will be locked up for 12 months following closing.

•	Upon the Closing, Axolotl will operate as wholly owned subsidiary of Carmell.

•	Upon the Closing, all full-time employees are expected to remain with Carmell except for Mr. Josh Sandberg, CEO of Axolotl who shall serve as Strategic Advisor to the Executive Chairman of Carmell.

•	Transaction Closing is subject to completion of customary approvals and other customary conditions.

•	Goodwin Procter LLP acted as legal counsel to Carmell. Doyen Sebesta & Poelma LLP acted as legal counsel to Axolotl. Cabrillo Advisors acted as financial advisor to Carmell.

Said Mr. Sandberg, “I am excited to partner with Rajiv and Carmell to build on our shared vision of offering industry leading products that positively impact patients’ lives. Our teams have worked very diligently, and this transaction creates unlimited possibilities.”

Said Mr. Rajiv Shukla, the Executive Chairman of Carmell, “I look forward to working with Josh and the Axolotl team to accelerate our goal of building Carmell into an Industry-leading regenerative medicine company through a combination of in-house product development, bolt-on acquisitions and business development aimed at aesthetics/soft tissue and orthopedic indications.”

About Carmell

Carmell Therapeutics is a Phase 2 stage regenerative medicine platform company developing allogeneic plasma-based biomaterials that are designed to boost innate regenerative pathways across a variety of bone and soft tissue indications. Carmell received FDA clearance for a Phase 2-stage clinical trial designed to study accelerated healing and reduced infections in open tibia (shinbone) fractures with intramedullary rodding. Carmell expects to initiate a Phase 2 trial for Foot/Ankle Fusion. Pre-clinical development is also underway in Spinal Fusion, Dental Bone Graft Substitute, Androgenetic Alopecia, Active Soft Tissue Repair and Cosmetic Skin Rejuvenation. For more information, visit www.carmellrx.com.

Forward-Looking Statements

This press release contains forward-looking statements that are based on beliefs and assumptions and on information currently available. In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. These statements involve risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained in this press release, we caution you that these statements are based on a combination of facts and factors currently known by us and our projections of the future, about which we cannot be certain. Forward-looking statements in this press release include, but are not limited to, statements regarding the proceeds of the business combination, the leadership of the combined company, the benefits of the transaction, as well as statements about the potential attributes and benefits of Axolotl’s product candidates and the format and timing of Axolotl’s product development activities and clinical trials. We cannot assure you that the forward-looking statements in this press release will prove to be accurate. These forward-looking statements are subject to a number of significant risks and uncertainties that could cause actual results to differ materially from expected results, including, among others, the ability to recognize the anticipated benefits of the transaction, the outcome of any legal proceedings that may be instituted against Carmell following completion of the transaction, the impact of COVID-19 on Axolotl’s business, costs related to the proposed transaction, changes in applicable laws or regulations, the possibility that CTCX or Axolotl may be adversely affected by other economic, business, and/or competitive factors, and other risks and uncertainties, including those to be included under the header “Risk Factors” in the registration statement on Form S-4 filed by ALPA with the SEC, as amended (File No. 333-269733). Most of these factors are outside of Carmell’s control and are difficult to predict. Furthermore, if the forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. The forward-looking statements in this press release represent our views as of the date of this press release. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we have no current intention of doing so except to the extent required by applicable law. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this press release.